Exhibit 99.(b)(2)

Amendment to the By-Laws

of

DLJ High Yield Bond Fund

Pursuant to Article VIII of the By-Laws of DLJ High Yield Bond Fund, the name has been changed to

Credit Suisse High Yield Bond Fund.

Dated the 31st day of May, 2001